Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008, except for the effects of the change in the composition of reportable segments as discussed in Note 18, as to which the date is February 27, 2009, and except for the effects of the change in the manner of accounting for noncontrolling interests as discussed in Note 2, as to which the date is February 26, 2010, relating to the financial statements, which appears in Moody’s Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 19, 2010